Exhibit 99.1

Jingwei Reports Fourth Quarter and Record Full Year 2010 Results

SHENZHEN, China, March 31, 2011 /PRNewswire-Asia-FirstCall/ — Jingwei International Limited (Nasdaq:JNGW - News), or Jingwei, a leading provider of data mining, interactive marketing and software services in China, today announced its consolidated financial results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter 2010 Financial Results

Net revenue for the fourth quarter of 2010 increased 4% to $14.0 million, as compared to $13.5 million in the same quarter last year.  The moderate increase was attributed to a continued strong growth of the software service segment, while revenues from the data mining segment trailed the results in the same quarter in 2009. Gross profit increased 24% to $6.1 million in the fourth quarter of 2010, as compared to $4.9 million in the previous year. Gross margin was 44%, as compared to 37% in the same quarter last year. Net income increased 16% to $3.7 million from $3.2 million. Diluted earnings per share increased 6% to $0.18 in the fourth quarter of 2010 from $0.17 in the same quarter in 2009.

Key financial results for the fourth quarter of 2010 versus the fourth quarter of 2009 are summarized as follows:

	2010			2009
	(in millions)

	Data Mining Services	Software Services	Total	Data Mining Services	Software Services	Total
Net Revenue	$5.1	$8.9	$14.0	$9.2	$4.3	$13.5
Gross Profit	2.4	3.7	6.1	2.8	2.1	4.9
Gross Margin	47%	42%	44%	30%	51%	37%
Net Income			3.7			3.2
Net Profit Margin			26%			24%
Diluted Earnings per Share			$0.18			$0.17

Full Year 2010 Financial Results

Net revenue increased 24% year over year to $37.6 million in 2010 from $30.3 million in 2009, primarily driven by continuous robust demand for our software and system integration solutions in the telecommunications and power sectors, offset by a small decline in revenues from the data mining segment. Gross profit increased 61% to $18.1 million in 2010 from $11.3 million in 2009. Gross margin was 48% in 2010, as compared with 38% in 2009. Net income increased 66% year over year to $9.9 million in 2010 from $6.0 million in the previous year. Diluted earnings per share increased 54% to $0.52 in 2010 from $0.34 in 2009.

Key financial results for 2010 versus 2009 are summarized as follows:

	2010			2009
	(in millions)

	Data Mining Services	Software Services	Total	Data Mining Services	Software Services	Total
Net Revenue	$17.9	$19.7	$37.6	$19.5	$10.8	$30.3
Gross Profit	7.3	10.8	18.1	7.0	4.3	11.3
Gross Margin	41%	55%	48%	36%	40%	37%
Net Income			9.9			6.0
Net Profit Margin			26%			20%
Diluted Earnings per Share			$0.52			$0.34

Rick Luk, Chief Executive Officer of Jingwei stated, "I am happy to report that we had another good quarter in the fourth quarter of 2010, which added a nice finishing touch to the best ever year for the Company in terms of revenue and net income performance. We have not only met our aggressive revenue projection, to finish the year at $37.6 million, but also beaten our revised net income guidance of $9.8 million to reach a record $9.9 million, an increase of 66% compared to $6.0 million in 2009. In addition, we have significantly improved gross and net profit margin due to better product mix, higher operating efficiencies and preferential income tax treatment in 2010. In the quarter, we completed the acquisition of a 100% equity interest in Shanghai Haicom Limited, a provider of internet and mobile value added service platforms to telecom carriers in more than 10 provinces.  This acquisition significantly broadened our mobile VAS portfolio, and extended our reach to a dozen of strategically important regional subsidiaries of China Unicom and China Telecom."

"Looking ahead, we expect the strong growth of 3G user base, 3G related value-added services and mobile internet marketing should continue to drive our business", said Rick Luk. "In these areas, we will keep a sharp focus to leverage our assets and core competences to design, build and operate enhanced mobile value-added service platforms for the regional mobile operators to strengthen our recurring revenue stream to grow our business.  In Software Services, apart from 3G opportunities, we will continue to capitalize on the business opportunity brought on by the 3-Network Convergence program, and expect to see robust demand for our solutions in both the telecom and cable TV sectors as well as for other countries outside China.

BUSINESS OUTLOOK

The Company confirmed that for fiscal 2011, it is forecasting to achieve total revenue of between $45.2 million and $49.2 million, net income of between $11.8 million and $13.0 million, and dilutive earnings per basic share of between $0.58 and $0.64 assuming 20.4 million weighted average common shares outstanding on a dilutive basis.

The range of anticipated revenues takes into account both organic growth and the possibility of acquisition related growth within the context of current economic conditions.

About Jingwei International

Jingwei International Limited ("Jingwei" or the "Company") is a leading provider of data mining, interactive marketing and software services in China. By leveraging its proprietary database of over 400 million consumer profiles, Jingwei helps companies to more effectively reach their target audiences. To capitalize on China's rapid growth in mobile, Internet and e-Commerce applications, Jingwei has focused on enhanced data mining offerings that encompass interactive marketing, bundled mobility solutions and mobile value added services.  The Company's software services include business intelligence ("BI"), billing and operations support ("BSS/OSS"), and customer relationship management ("CRM") solutions for Chinese telecom operators and power companies. For more information, please visit the Company's web site: http://www.jingweicom.com.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with effects of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

-Financial Tables Follow-

Jingwei International Limited and Subsidiaries
Consolidated Balance Sheets
(in US dollars thousands, except share and par value)

	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$7,519	$10,239
Accounts receivable, less allowance of doubtful accounts of $2,040 and $1,266, respectively	34,558	23,457
Other receivables, prepayments and deposits, less allowance for doubtful accounts of $134 and $176, respectively	3,610	3,219
Inventories	5,780	2,316
Deferred tax assets	413	258
Total current assets	51,880	39,489

Non-current assets
Property, plant and equipment, net	1,854	1,385
Intangible assets, net	17,448	17,451
Long-term investment	1,797	1,737
Goodwill	3,209	-
Total assets	$76,188	$60,062

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$4,122	$4,154
Accruals and other payable	1,890	1,279
Income tax payable	1,610	1,719
Loan from a stockholder	262	369
Deferred tax liability	259
Total current liabilities	8,143	7,521

Non-current liabilities
Deferred tax liabilities – non current	965	803

Total liabilities	9,108	8,324

Commitments and contingencies	-	-

Equity
Common stock, ($0.001 par value; 75,000,000 shares authorized; 20,350,167 and 17,049,000 shares issued as of December 31, 2010 and 2009, respectively; 20,347,167 and 17,049,000 shares outstanding as of December 31, 2010 and 2009, respectively)	20	17
Additional paid-in capital	22,502	18,931
Treasury Stock, at cost (3,000 and 0 shares as of December 31, 2010 and 2009, respectively)	(12)
Statutory and other reserves	3,590	2,916
Retained earnings	28,948	19,738
Accumulated other comprehensive income	4,299	2,658
Total Company's stockholders' equity	59,347	44,260
Noncontrolling interest	7,733	7,478
Total equity	67,080	51,738

Total liabilities and equity	$76,188	$60,062

Jingwei International Limited and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(in US dollars thousands, except share and per share data)

	Years Ended December 31
	2010	2009

Sales	$37,641	$30,259
Cost of sales	19,477	18,998
Gross profit	18,164	11,261

Operating expenses
Selling, general and administrative expenses	6,673	3,859
Research and development costs	2,415	1,155
	9,088	5,014

Income from operations	9,076	6,247

Other income (expenses)
Subsidy income	520	736
Interest income	60	181
Interest expense	(33)	(14)
Other income (expense)	390	(56)
	937	847
Income before income taxes	10,013	7,094
Income tax expense	129	1,126

Net income	9,884	5,968
Less: Net income attributable to noncontrolling interest	-	-
Net income attributable to the Company's stockholders	9,884	5,968
Foreign currency translation adjustment	1,896	112
Comprehensive income	$11,780	$6,080
Comprehensive income attributable to noncontrolling interest	255	18
Comprehensive income attributable to the Company's stockholders	11,525	6,062
Basic earnings per share	$0.53	$0.35
Diluted earnings per share	$0.52	$0.34
Weighted average common shares outstanding
Basic	18,707,424	17,049,000
Diluted	18,933,659	17,512,610

Jingwei International Limited and Subsidiaries
Consolidated Statements of Cash Flows
(in US dollars thousands)

	Years Ended December 31
	2010	2009

Cash flows from operating activities
Net income	$9,884	$5,968
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	3,970	2,763
Allowance for doubtful accounts	1,409	1,189
Share-based compensation expense	556	240
Changes in operating assets and liabilities:
Accounts receivable	(10,946)	(5,216)
Other receivables, prepayments and deposits	(632)	472
Inventories	(2,591)	486
Deferred tax	(134)	(258)
Accounts payable	(249)	2,187
Accruals and other payables	(302)	(186)
Income tax payable	(187)	1,168
Net cash provided by operating activities	778	8,813
Cash flows from investing activities
Acquisition of property and equipment	(601)	(445)
Acquisition of intangible assets	(225)	(3,633)
Cash paid for business acquisition	(4,096)
Net cash used in investing activities	(4,922)	(4,078)
Cash flows from financing activities
Proceeds from exercise of stock options	14
Repayment of stockholder loans	(107)	(190)
Net cash used in financing activities	(93)	(190)
Effect of foreign currency translation on cash and cash equivalents	1,517	222
Net decrease (increase) in cash and cash equivalents	(2,720)	4,767
Cash and cash equivalents - beginning of year	10,239	5,472
Cash and cash equivalents - end of year	$7,519	$10,239
Supplemental disclosure of cash flow information
Income tax paid	$404	$310
Interest paid	$-	$-
Non-cash investing activities
Share consideration issued for acquisition of intangible assets from Newway	$3,287	$-

Company Contact:
Jingwei International Limited
Yong Xu or Cao Wei
Tel: +86-755-8631-9430
Email: weicao@jingweicom.com
Web: www.jingweicom.com